EXHIBIT 99.4
Pro Forma Consolidated Financial Statements
     On April 21, 2006, NeuStar Inc. (“NeuStar”) completed its acquisition of all the issued and outstanding shares of UltraDNS Corporation (“UltraDNS”). The following unaudited pro forma consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), Business Combinations.
     The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2005 and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 are derived from the audited historical consolidated financial statements of each company as of and for the year ended December 31, 2005. The assumptions, estimates and adjustments herein have been made solely for purposes of developing these pro forma consolidated financial statements.
     The unaudited pro forma condensed consolidated balance sheet gives effect to the merger of NeuStar and UltraDNS as if it had occurred on December 31, 2005. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 gives effect to the merger of NeuStar and UltraDNS as if it had occurred at the January 1, 2005.
     The merger will be accounted for under the purchase method of accounting in accordance with SFAS 141. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Notes 1 and 2 to these unaudited pro forma consolidated financial statements, is allocated to the net tangible and intangible assets of UltraDNS acquired in connection with the merger, based on their estimated fair values as of the effective date of the merger. Management’s estimates of the fair value of tangible and intangible assets acquired and liabilities assumed are based, in part, on third-party valuations. The preliminary allocation of the purchase price was based upon a preliminary valuation and our estimates and assumptions are subject to change.
     The unaudited pro forma consolidated financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from the integration of the two companies, as management is in the process of assessing what, if any, future actions are necessary. However, additional liabilities ultimately may be recorded for severance and/or other costs associated with removing redundant operations that could affect amounts in these pro forma consolidated financial statements, and their effects may be material.
     The unaudited pro forma consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes of NeuStar, “Management’s Discussions and Analysis of Financial Condition and Results of Operations” contained in NeuStar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 29, 2006, as well as the historical financial statements and related notes of UltraDNS as of and for the year ended December 31, 2005, which are attached as Exhibit 99.3 to this Current Report on Form 8-K/A. The unaudited pro forma consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of NeuStar that would have been reported had the merger been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
OF NEUSTAR, INC. AND ULTRADNS CORPORATION
AS OF DECEMBER 31, 2005
(In thousands)

			Consolidated
			Pro Forma		Consolidated
	NeuStar	UltraDNS	Adjustments		Total
Current assets:
Cash and cash equivalents	$27,529	$1,646	$(1,646	) (a)	$27,529
Restricted cash	374	—	—		374
Short-term investments	75,946	—	(61,800	) (b)	14,146
Accounts receivable, net	30,982	864	—		31,846
Unbilled receivables	6,394	424	—		6,818
Securitized notes receivable	1,074	—	—		1,074
Prepaid expenses and other current assets	8,054	386	(86	) (c)	8,354
Deferred costs	4,819	—	—		4,819
Income taxes receivable	14,595	—	—		14,595
Deferred tax asset, net	12,216	—	—		12,216

Total current assets	181,983	3,320	(63,532)		121,771

Property and equipment, net	39,627	903	—		40,530
Goodwill	51,495	—	34,549	(d)	86,044
Intangibles assets, net	2,655	—	20,000	(e)	22,655
Deferred costs, long-term	5,454	—	—		5,454
Deferred tax asset, net	—	—	6,335	(f)	6,335
Other assets	557	63	—		620

Total assets	$281,771	$4,286	$(2,648)		$283,409

Current liabilities:
Accounts payable	$4,119	$506	$—		$4,625
Accrued expenses	36,880	1,039	839	(g)	38,758
Deferred revenue	20,006	550	(279	) (h)	20,277
Notes payable	1,232	3,681	(3,617	) (a)(b)	1,296
Capital lease obligations	5,540	—	—		5,540
Accrued restructuring reserve	536	—	—		536

Total current liabilities	68,313	5,776	(3,057)		71,032

Deferred revenue, long-term	18,463	558	(558	) (h)	18,463
Notes payable, long-term	1,019	103	—		1,122
Capital lease obligations, long-term	3,440	—	—		3,440
Accrued restructuring reserve, long-term	2,572	—	—		2,572
Other liabilities	500	13	—		513
Deferred tax liability	1,197	—	(1,197	) (f)	—

Total liabilities	95,504	6,450	(4,812)		97,142

Minority interest	104	—	—		104
Series A convertible preferred stock	—	7,981	(7,981	) (i)	—
Series B convertible preferred stock	—	25,302	(25,302	) (i)	—
Total stockholders’ equity (deficit)	186,163	(35,447)	35,447	(i)	186,163

Total liabilities and stockholders’ equity (deficit)	$281,771	$4,286	$(2,648)		$283,409

See unaudited notes to the pro forma consolidated financial statements

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
OF NEUSTAR, INC. AND ULTRADNS CORPORATION
FOR THE YEAR ENDED DECEMBER 31, 2005
(In thousands)

			Pro Forma		Consolidated
	NeuStar	UltraDNS	Adjustments		Total
Revenue	$242,469	$11,998	$—		$254,467

Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	64,891	1,586	—		66,477
Sales and marketing	29,543	5,069	—		34,612
Research and development	11,883	1,281	—		13,164
General and administrative	28,048	3,891	(216	) (j)	31,723
Depreciation and amortization	16,025	396	5,070	(e)	21,491
Restructuring recoveries	(389)	—	—		(389)

	150,001	12,223	4,854		167,078

Income (loss) from operations	92,468	(225)	(4,854)		87,389
Other (expense) income:
Interest expense	(2,121)	(434)	218	(k)	(2,337)
Interest income	2,406	38	(872	) (l)	1,572

Income (loss) before minority interest and income taxes	92,753	(621)	(5,508)		86,624
Minority interest	(104)	—	—		(104)

Income (loss) before income taxes	92,649	(621)	(5,508)		86,520
Provision (benefit) for income taxes	37,251	—	(2,461	) (m)	34,790

Net income	55,398	(621)	(3,047)		51,730
Dividends on and accretion of preferred stock	(4,313)	—	—		(4,313)

Net income (loss) attributable to common stockholders	$51,085	$(621)	$(3,047)		$47,417

Net income attributable to common stockholders per common share:
Basic	$1.48				$1.38

Diluted	$0.72				$0.67

Weighted average common shares outstanding:
Basic	34,437				34,437

Diluted	77,046				77,046

See unaudited notes to the pro forma consolidated financial statements

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS OF
NEUSTAR, INC. AND ULTRADNS CORPORATION
Note 1. Basis of Pro Forma Presentation
     On April 21, 2006, NeuStar completed its acquisition of all the issued and outstanding shares of UltraDNS Corporation. The unaudited pro forma consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The UltraDNS services enable interoperability and security services to the global internet community. These services provide security, reliability and simplified administration for thousands of global enterprises. This acquisition further expands our domain name services, adds to our internet protocol technologies, and expects to aid growth in our addressing and interoperability services. Total estimated cash purchase price of approximately $62.5 million including estimated direct transaction costs of approximately $0.7 million, was used for purposes of preparing the unaudited pro forma consolidated financial statements.
     Of the total cash consideration, approximately $6.1 million was distributed to an escrow account, of which $6.0 million will be used for indemnification claims as set forth in the agreement and plan of merger. The other $0.1 million will be used for the reimbursement of certain costs and expenses of the holder representative. All funds remaining in the account will be distributed to UltraDNS stockholders in accordance with the agreement and plan of merger following 12 months from the completion of the merger.
     Under the purchase method of accounting, the total estimated purchase price above is allocated to UltraDNS’s net tangible and intangible assets based on their estimated fair values as of April 21, 2006, the effective date of the merger. Based on third party valuations, and other factors as described in the introduction to these unaudited pro forma consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Accounts receivable	$1,221
Unbilled receivables	58
Prepaid expenses and other current assets	298
Property and equipment	1,020
Other assets	63
Deferred tax assets, net	7,532
Accounts payable	(173)
Accrued expenses	(1,206)
Deferred revenue	(589)
Notes payable	(134)
Other liabilities	(14)

Net tangible assets acquired	8,076
Definite-lived intangible assets acquired	20,000
Goodwill	34,449

Total estimated purchase price	$62,525

     Of the total estimated purchase price, a preliminary estimate of $8.1 million has been allocated to net tangible assets to be acquired and $20.0 million has been allocated to definite-lived intangible assets acquired. The Company utilized a third party valuation expert in determining the fair value of the definite-lived intangible asset base. The income approach, which includes an analysis of cash flows and the risks associated with achieving such cash flows, was the primary technique utilized in valuing the identifiable intangible assets. The $20.0 million of definite lived intangible assets acquired consists of the value assigned to UltraDNS’s direct customer relationships of $14.7

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS OF
NEUSTAR, INC. AND ULTRADNS CORPORATION (continued)
million, web customer relationships of $0.3 million, acquired technology of $4.8 million, and trade names of $0.2 million. NeuStar expects to amortize the value of the UltraDNS direct and web customer relationships in proportion to the respective discounted cash flows over an estimated useful life of 7 and 5 years, respectively. Both acquired technology and trade names will be amortized on a straight-line basis over 3 years.
     Of the total estimated purchase price, approximately $34.4 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. Goodwill is not deductible for tax purposes.
     In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain impairment indicators are present). In the event that the management of the Company determines that the goodwill has become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.
Note 2. Pro Forma Adjustments
     Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to UltraDNS’s net tangible and intangible assets to a preliminary estimate of the fair values of those assets and to reflect the amortization expense related to the estimated amortizable intangible assets.
     The unaudited pro forma consolidated financial statements do not include adjustments for liabilities relating to Emerging Issues Task Force No. 95-3 (“EITF 95-3”), “Recognition of Liabilities in Connection with a Purchase Business Combination.” Management is in the process of assessing what, if any, future actions are necessary. However, liabilities ultimately may be recorded for severance or relocation costs, or other costs associated with exiting activities of UltraDNS that may affect amounts in the unaudited pro forma consolidated financial statements.
     NeuStar has not identified any material preacquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS OF
NEUSTAR, INC. AND ULTRADNS CORPORATION (continued)
The pro forma adjustments included in the unaudited pro forma consolidated financial statements are as follows:
a)	To reflect a reduction of cash to pay certain indebtedness of UltraDNS.

b)	To reflect cash paid for certain indebtedness of UltraDNS, transactions expenses incurred by UltraDNS and remaining consideration to holders of UltraDNS’s preferred stock and common stock in connection with the merger.

c)	To reflect repayment of interest receivable associated with notes receivables from stockholders.

d)	To reflect the fair value of acquired goodwill based on net assets acquired as if the acquisition occurred on December 31, 2005. The difference between the amount recorded on a pro forma basis and the actual balance as of the merger date is the result of changes in the net assets of UltraDNS between December 31, 2005 and April 21, 2006.

e)	To reflect the estimate of the fair value of customer relationships estimated to be $15.0 million, acquired technology estimated to be $4.8 million and trade name estimated to be $0.2 million. We have estimated the 2005 pro forma amortization expense related to the UltraDNS merger related to intangibles to be $5.1 million.

f)	To reflect net deferred tax assets and liabilities related to the acquisition and the proper classification of deferred tax assets and liabilities.

g)	To reflect $0.8 million of estimated direct transaction costs incurred subsequent to December 31, 2005.

h)	To eliminate UltraDNS’s deferred revenue that does not represent a legal performance obligation to the combined company. No adjustments were made to the pro forma statement of operations related to this pro forma condensed consolidated balance sheet adjustment.

i)	To eliminate UltraDNS’s convertible preferred stock and stockholders deficit balances.

j)	To eliminate stock-based compensation expense incurred during the year ended December 31, 2005 which would not have been incurred by UltraDNS if the merger had occurred on January 1, 2005.

k)	To eliminate approximately $0.2 million of interest expense recognized for the amortization of debt discount which would not have been incurred by UltraDNS if the merger had occurred on January 1, 2005.

l)	To reduce interest income due to cash utilized in the acquisition.

m)	To reduce income tax expense as a result of lower earnings on a pro forma basis.
Note 3. Pro Forma Net Income Attributable to Common Stockholders Per Common Share
The pro forma basic and diluted net income per share are based on the weighted average number of shares of NeuStar’s common stock outstanding during the period.